DIRECTOR’S RESIGNATION

TO:

Punchline Entertainment, Inc. (the “Corporation”)

I hereby resign as a director of the above Corporation effective the date indicated below.

DATED:  March 2, 2010

/s/ Kathryn Kozak

Kathryn Kozak

845 Inglis Road

Gibsons, BC, Canada

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